Exhibit 99.1


       FLEETWOOD REPORTS CORPORATE DEVELOPMENTS AND TRANSACTIONS

  -- Company announces asset sales and plans affecting capital structure --

Riverside, Calif., April 29, 2008 - Fleetwood Enterprises, Inc. (NYSE:FLE) disclosed today several corporate developments and transactions. The announcements include developments related to the anticipated retirement of $100 million aggregate principal amount of the Company's 5% convertible senior subordinated debentures, which holders may put to the Company on December 15, 2008.

As previously disclosed, Fleetwood said it is exploring a range of transactions to generate additional funds for retiring the debentures, strengthening its balance sheet and maximizing shareholder value. These transactions include the sale of excess or idle properties, the divestiture of non-core businesses, real estate financing on facilities that are not part of the Company's existing bank arrangements, and the possible issuance of additional common stock.

REAL ESTATE ASSET SALES

Fleetwood announced that on April 10, 2008, it completed the sale of its 42.7-acre corporate campus in Riverside, California, for a price of $23.5 million, net of expenses. The sale generated a gain of approximately $22 million, of which $15 million will be recognized in the fourth quarter. The Company has become a tenant and will lease about 20 percent of the complex. The location will continue to serve as the Company's corporate headquarters, as well as the headquarters for the RV and Housing Groups' operations.

"Following several significant decentralization actions and organization changes, we were not using and simply did not need as much space as we had," said Elden L. Smith, Fleetwood's president and CEO. "We are, however, reaffirming our commitment to our associates, the City of Riverside, and the Inland Empire region of Southern California that this will continue to be home to our corporate personnel."

Fleetwood also announced that it has recently closed its two California-based supply manufacturing facilities and consolidated the remaining Supply Group businesses into its operating units. One facility was sold last week, generating almost $10 million in proceeds, while the other is being offered for sale.

The Company had previously indicated that it expected to generate proceeds of approximately $40 - $70 million from the sale of excess or idle real estate between the beginning of the third quarter of fiscal 2008 and December 15, 2008. Including the sale of the campus and the idle supply facility, Smith said expectations remain well within this range.

CAPITAL STRUCTURE

Potential for issuance of common stock

The Company has the ability under an existing shelf registration statement to raise approximately $50 million from the issuance of common stock and expects to utilize at least $30 million of this availability. There are a variety of possible scenarios under which equity could be issued either for cash or in possible exchange transactions with holders of the 5% debentures. Any common shares issued will add to the Company's basic share count, but there are currently 8.5 million shares included in its fully diluted share amount because of the conversion feature of the 5% debentures, so incremental dilution will be mitigated.

Deferral of dividends on 6% convertible debentures

The Company is deferring future payment of dividends on its 6% convertible subordinated debentures, which, according to the terms of the indenture governing these securities, it may do for up to 20 quarters. The deferral will begin with the payment that would otherwise be due on May 15, 2008.

"We believe deferring the interest on the trust preferred securities is prudent under the current circumstances and will help minimize the use of more expensive sources of capital as we prepare to retire $100 million of debt from our balance sheet," Smith said. "We previously deferred interest on these securities and paid the deferred amount in total at a later date, all in an orderly manner in accordance with the terms of the indenture. This is what we intend to do again at the appropriate time."

Credit facility amendments

The Company also announced that the lending syndicate for its revolving line of credit and term loan, led by Bank of America as agent, has amended the credit agreement to give Fleetwood added flexibility to execute the strategies necessary to reduce debt and improve liquidity.

"We appreciate the accommodations our banks have given us to expedite the sale of idle and excess real estate, prepay or exchange the 5% debentures if attractive transactions can be consummated prior to December, and generally continue to proactively take action consistent with our strategy," Smith said.

ANTICIPATED DIVESTITURE OF FOLDING TRAILER SUBSIDIARY

Fleetwood further announced that it has signed a definitive agreement for the sale of Fleetwood Folding Trailers, Inc., located in Somerset, Pa. The sale is subject to customary closing conditions including bank approval, with a substantial part of the proceeds expected to be used to partially pay down the existing real estate term loan. The Company emphasized that no further disclosure will be provided until either the sale closes or the transaction is terminated.

"The folding trailer division has not proven to be particularly synergistic with the rest of our RV businesses," Smith said. "Going forward, we intend to direct our focus to the remaining higher-volume RV and Housing businesses, with a particular emphasis on completing the turnaround of our travel trailer division. The successful closure of the folding trailer transaction will contribute significantly to our goal of focusing on core businesses and adjusting to changing markets."

COMMITMENT TO CORE BUSINESSES AND PROFITABLE GROWTH

"We remain fully committed to our core RV (motor home and travel trailer) and housing businesses," Smith said. "We will continue to cut expenses, control overheads, and adjust the size of our businesses to reflect changes in these markets. We intend to strengthen all of our operations to improve their competitiveness by making appropriate investments in people and initiatives to optimize product design and development, manufacturing processes, quality, marketing, supply chain management, and pricing. We will continue to decentralize product development, manufacturing, sales, and service so that those functions are quick to respond to the market and are as close to our customers as possible.

"As soon as we have fully addressed the retirement of the debentures, we intend to aggressively pursue a strategy that will allow us to diversify and invest more in new markets and growth businesses, such as our military housing initiatives," Smith said. "All of the moves we are announcing today are in keeping with our strategy to make Fleetwood consistently profitable, to grow our businesses, to continue to manufacture products that our dealers are proud to sell and our retail customers are proud to own, to meet our obligations to our debt holders, and to regularly generate the returns our loyal shareholders deserve."

ABOUT FLEETWOOD

Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, factory-built housing, and supply subsidiary plants. For more information, visit the Company's website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood's management as well as assumptions made by, and information currently available to, Fleetwood's management. Such statements, including those regarding stated strategies for redeeming the 5% convertible debentures, expectations for the fourth quarter results, the possible sale of Fleetwood Folding Trailers, the issuance of equity, and the intentions to strengthen and grow the Company, reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood's 10-K and other SEC filings. These risks and uncertainties include, without limitation, the lack of assurance that we will regain sustainable profitability in the foreseeable future; the effect of ongoing weakness in both the manufactured housing and recreational vehicle markets; the effect of a decline in home equity values, volatile fuel prices and interest rates, global tensions, employment trends, stock market performance, availability of financing generally, and other factors that can have a negative impact on consumer confidence, which in turn may reduce demand for our products, particularly recreational vehicles; the availability and cost of wholesale and retail financing for both manufactured housing and recreational vehicles; our ability to comply with financial tests and covenants on existing debt obligations; our ability to obtain, on reasonable terms if at all, the financing we will need in the future to execute our business strategies and to meet the repayment terms of our outstanding convertible debt instruments, including the $100 million 5% convertible senior subordinated debentures, some or all of which the Company may be obligated to repurchase in December 2008; potential dilution associated with future equity financings we may undertake to raise additional capital and the risk that the equity pricing may not be favorable; the potential that the Company may not be able to sell the folding trailer division at a favorable price or at all; the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries; expenses and uncertainties associated with the entry into new business segments or the manufacturing, development, and introduction of new products; the potential for excessive retail inventory levels in the manufactured housing and recreational vehicle industries; the volatility of our stock price; repurchase agreements with floorplan lenders, which could result in increased costs; potential increases in the frequency of product liability, wrongful death, class action, and other legal actions; and the highly competitive nature of our industries.

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